EXHIBIT 10.1
TWELFTH AMENDMENT TO OFFICE LEASE
(221 Main, San Francisco, California: Docusign, Inc.)
THIS TWELFTH AMENDMENT TO OFFICE LEASE (this “Amendment”) is made and entered into as of the 3rd day of October, 2025 (the “Effective Date”), by and between COLUMBIA REIT – 221 MAIN STREET, LP, a Delaware limited partnership (“Landlord”), as successor of 221 Main, LLC (“Original Landlord”) and DOCUSIGN, INC., a Delaware corporation (“Tenant”).
RECITALS:
A.Original Landlord and Tenant entered into that certain Office Lease dated October 31, 2012 (the “Original Lease”), as amended by that certain letter agreement dated November 16, 2012, the First Amendment to Office Lease dated January 24, 2013, the Notice of Lease Term Dates agreed and accepted by Tenant on March 18, 2013, the letter agreement dated October 31, 2013, the Notice of Lease Term Dates agreed and accepted by Tenant on January 6, 2014, the Second Amendment to Office Lease by and between Landlord and Tenant dated February 11, 2015 (the “Second Amendment”), the Third Amendment to Office Lease by and between Landlord and Tenant dated April 14, 2015, the Fourth Amendment to Office Lease by and between Landlord and Tenant dated March 22, 2016, the Fifth Amendment to Office Lease by and between Landlord and Tenant dated June 21, 2016, the Sixth Amendment to Office Lease by and between Landlord and Tenant dated June 14, 2018, the Seventh Amendment to Office Lease by and between Landlord and Tenant dated October 5, 2018, the Eighth Amendment to Office Lease by and between Landlord and Tenant dated March 29, 2019, the Ninth Amendment to Office Lease by and between Landlord and Tenant dated August 22, 2019, the Tenth Amendment to Office Lease by and between Landlord and Tenant dated October 15, 2021, and the Eleventh Amendment to Office Lease by and between Landlord and Tenant dated December 14, 2022 (the “Eleventh Amendment”), and collectively with the other amendments, the “Prior Amendments”). The Original Lease as amended by the Prior Amendments shall be collectively referred to herein as the “Lease.”
B.Pursuant to the Lease, Tenant currently leases the following suites within the Building (collectively, the “Existing Premises”): Suites 800, 840, 860, 888, 8STR1 (storage space), 8STR2 (storage space) and 8STR3 (storage space) (collectively, the “8th Floor Space”), Suites 920, 940, 950, 970 and 9STR2 (storage space) (collectively, the “9th Floor Space”), Suites 1400, 1450 and 1460, 14 STR1 (collectively, the “14th Floor Space”) and Suites 1500, 1550, 1580, 15STR1 (storage space) and 15STR2 (storage space) (collectively, the “15th Floor Space”).
C.The Lease Expiration Date is currently July 31, 2029 (“Existing Expiration Date”).

D.Landlord and Tenant desire to extend the Lease Term and the Lease Expiration Date to July 31, 2035 (the “Extended Lease Expiration Date”) for the Premises in accordance with the terms and conditions of this Amendment.
E.Landlord and Tenant desire to expand the space covered by the Lease to include approximately 23,703 rentable square feet consisting of the entire 10th floor of the Building (commonly referred to as Suite 1000) (the “10th Floor Space”) and 23,695 rentable square feet consisting of the entire 11th floor of the Building (commonly referred to as Suite 1100) (the “11th Floor Space”, and collectively with the 10th Floor Space, the “Expansion Premises”), as more specifically set forth on Exhibit A-1 and Exhibit A-2, respectively, attached hereto and made a part hereof.
F.Any defined terms used in this Amendment which are not defined herein shall have the same meaning such defined terms have in the Lease.
G.By this Amendment, Landlord and Tenant desire to amend the Lease, upon the terms and conditions set forth herein.
AGREEMENT:
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree that the Lease is amended as follows:
1.Extension of Lease Term for the Existing Premises. The Lease Term for the Existing Premises is hereby extended for an additional period of seventy-two (72) months to July 31, 2035 (the “Existing Premises Extended Term”) so that the Existing Premises Extended Term shall commence on August 1, 2029 (“Revised Commencement Date”) and expire unless terminated sooner pursuant to the terms of the Lease on the Extended Lease Expiration Date. All references to “Lease Term” in the Lease and this Amendment shall be deemed references to the Lease Term as extended by this Amendment and all references to “Expiration Date” shall be deemed references to the Extended Lease Expiration Date. Tenant’s Extension Option in Section 2 of the Eleventh Amendment continues and if Tenant exercises such Extension Option, the Renewal Period shall commence immediately following the Expiration Date as extended by this Section 1.
2.Rentable Square Footage for the Existing Premises. The Building has been remeasured in accordance with the modified BOMA ANSI-Z 65.1-2017. In accordance with such remeasurement and commencing on the Revised Commencement Date, the Building shall be deemed to contain 389,310 square feet of total rentable area, the Existing Premises shall be deemed to contain 94,771 rentable square feet and Tenant’s Share of Direct Expenses shall be 24.3433%. The rentable square feet of the Existing Premises by floor as follows:
8th Floor Space    23,694 rentable square feet;
9th Floor Space    23,691 rentable square feet;
14th Floor Space    23,696 rentable square feet; and

15th Floor Space    23,690 rentable square feet.
3.Base Rent for Existing Premises During Existing Premises Extended Term. The Base Rent for the Existing Premises shall continue in accordance with the existing Lease through the Existing Expiration Date. Beginning on the Revised Commencement Date and throughout the Existing Premises Extended Term, the Base Rent for the Existing Premises shall be paid monthly as follows:

Lease Year	Monthly Installment of Base Rent for Existing Premises	Annual Rate for Base Rent for Existing Premises
8/1/29 to 7/31/30	$707,652.01*	$8,491,824.10*
8/1/30 to 7/31/31	$728,881.57	$8,746,578.83
8/1/31 to 7/31/32	$750,748.02	$9,008,976.19
8/1/32 to 7/31/33	$773,270.46	$9,279,245.48
8/1/33 to 7/31/34	$796,468.57	$9,557,622.84
8/1/34 to 7/31/35	$820,362.63	$9,844,351.53

*Landlord shall abate Tenant’s obligation to pay Base Rent with respect to the Existing Premises for the first (1st) month through and including the fourth (4th) month (the “Existing Premises Rent Abatement”) following the Revised Commencement Date, totaling $2,830,608.04. During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease, as amended by this Amendment, relative to Tenant’s use and occupancy of the Premises, including Tenant’s Share of Direct Expenses and Additional Taxes as set forth in the Lease. Notwithstanding the foregoing, Tenant shall not be entitled to the Existing Premises Rent Abatement during any period in which there is a default of Tenant under the Lease which continuing beyond applicable notice and cure periods (an “Event of Default”); provided, however, that the abatement shall recommence once the default has been cured and continue until the total abatement amount has been received by Tenant or such earlier date in which the Lease expires or terminates. Tenant shall have the right to convert all or any portion of the Existing Premises Rent Abatement into additional Tenant Improvement Allowance by giving written notice of such election to Landlord before the entire abatement has been received by Tenant and at least thirty (30) days prior to the abated rent period that Tenant wishes to convert to additional Tenant Improvement Allowance.
4.Base Year for Existing Premises Extended Term. Commencing on the Revised Commencement Date, the Base Year used to calculate Tenant’s Share of Direct Expenses for the Existing Premises shall be the calendar year 2029. Up to and until the Revised Commencement Date, the Base Year used to calculate Tenant’s Share of Direct Expenses for the Existing Premises shall continue using the calendar year(s) provided for in the existing Lease. For the avoidance of doubt, Tenant shall not be required to pay Direct Expenses for the Existing Premises from the Revised Commencement Date through December 31, 2029.

5.Additional Taxes. Tenant shall continue to pay Additional Taxes for the Existing Premises during the Existing Premises Extended Term in accordance with Section 7 of the Eleventh Amendment.
6.Delivery Condition of the Existing Premises. Tenant is currently in possession of the entire Existing Premises and accepts it in its “As-Is” condition, subject to Landlord’s ongoing maintenance, repair, replacement and compliance with Law obligations under the Lease. Subject to the foregoing sentence and Landlord’s responsibilities with respect to casualty and condemnation, Landlord shall not be required to make any improvements to the Premises. Landlord shall provide Tenant with a tenant improvement allowance for making improvements to the Existing Premises in accordance with Exhibit B to this Amendment.
7.Expansion of the Premises.
(a)Expansion Premises. Effective as of the Expansion Premises Commencement Date (as hereinafter defined) and continuing until the Extended Lease Expiration Date (“Expansion Premises Term”), Landlord shall lease to Tenant and Tenant shall lease from Landlord the Expansion Premises on all of the terms and conditions of the Lease as amended by this Amendment. Landlord represents and warrants to Tenant that the rentable square footage of the Expansion Premises set forth in the Recitals above has been measured pursuant to BOMA ANSI-Z 65.1-2017 for consistent use in the Building and a copy of such measurement was provided to Tenant prior to the execution of this Amendment.
(b)Delivery Date; Expansion Premises Commencement Date. Landlord shall deliver the Expansion Premises to Tenant in the Delivery Condition (as defined below) on December 1, 2025 (the “Anticipated Expansion Premises Delivery Date”); provided that, the Expansion Premises Delivery Date shall not be delayed if Landlord delivers the Expansion Premises to Tenant with only minor or immaterial items relating to the Delivery Condition not completed and such items do not delay Tenant’s construction of the Tenant Improvements. As used herein, the “Expansion Premises Delivery Date” shall mean the date Landlord delivers the Expansion Premises to Tenant. The Expansion Premises Term shall commence on the later of June 1, 2026 and the date that is one day following the date that is hundred eighty (180) days following the Expansion Premises Delivery Date (such 180-day period being the “Fit-Out Period”) (the “Expansion Premises Commencement Date”), and shall expire on the Extended Lease Expiration Date. Notwithstanding the foregoing, the Fit-Out Period and the Expansion Premises Commencement Date shall be extended one (1) day for each day substantial completion of the Tenant Improvements in the Existing Premises or Expansion Space is actually delayed due to Construction Force Majeure Delay or Landlord Delay (as such terms are defined herein). As used herein, (i) “Construction Force Majeure Delay” shall mean only an actual delay resulting from strikes, physical damage or destruction to the Building from fire or other acts of God, sabotage, civil unrest, riots, or earthquakes and such delay cannot be reasonably avoided by Tenant, and (ii) “Landlord Delay” shall mean any actual delay in the completion of the Tenant Improvements due to: (1) the failure of Landlord to timely approve or disapprove any drawings, plans or any other matter in the time period required herein; or (2) delays attributable to Landlord’s acts or omissions which are not cured within two (2) business days of Tenant notifying Landlord of such act or omission by Landlord. Upon the Expansion Premises Delivery Date, all references in the Lease or this Amendment to the “Premises” shall be deemed to include the Existing Premises and the Expansion Premises; provided, however, that Tenant shall not be liable for any Base Rent or Direct Expenses for the Expansion Premises until the Expansion Premises Commencement Date.
(c)Condition of the Expansion Premises. Except as set forth in Exhibit B (Tenant Work Letter) attached hereto and for Landlord’s ongoing maintenance, repair,

replacement and compliance with law obligations under the Lease, Landlord shall have no obligation whatsoever to construct leasehold improvements for Tenant or to repair or refurbish the Expansion Premises. Tenant acknowledges that, except as expressly set forth in this Amendment, neither Landlord nor Landlord’s agents has made any representation or warranty as to the condition of the Expansion Premises or the Building or its suitability for Tenant’s purposes. Notwithstanding the foregoing, the Expansion Premises shall be delivered on the Expansion Premises Delivery Date in the following condition (the “Delivery Condition”): vacant, broom clean, free and clear of all furniture, fixtures and equipment that the Tenant (prior to the Expansion Premises Delivery Date) does not expressly elect in writing to retain, with the Expansion Premises (including without limitation all Building systems serving the Premises, such as mechanical, electrical, plumbing, HVAC, fire and life safety, security and elevator systems and any other Building systems) (collectively, “Base Building Systems”) in good working order and condition), and all Common Areas paths of travel in compliance with Applicable Laws. In addition, Landlord shall provide Tenant with a tenant improvement allowance for making improvements to the Expansion Premises in accordance with Exhibit B to this Amendment.
(d)Base Rent for Expansion Premises. Commencing on the Expansion Premises Rent Commencement Date, and throughout the Expansion Premises Term, in addition to Additional Rent and all other costs and expenses payable by Tenant pursuant to the Lease, Tenant shall pay the following monthly Base Rent for the Expansion Premises, in accordance with the terms of the Lease:

Lease Year	Monthly Installment of Base Rent for Expansion Premises	Annual Rate for Base Rent for Expansion Premises
6/1/26 to 5/31/27	$323,886.33*	$3,886,636.00*
6/1/27 to 5/31/28	$333,602.92	$4,003,235.08
6/1/28 to 5/31/29	$343,611.01	$4,123,332.13
6/1/29 to 5/31/30	$353,919.34	$4,247,032.10
6/1/30 to 5/31/31	$364,536.92	$4,374,443.06
6/1/31 to 5/31/32	$375,473.03	$4,505,676.35
6/1/32 to 5/31/33	$386,737.22	$4,640,846.64
6/1/33 to 5/31/34	$398,339.34	$4,780,072.04
6/1/34 to 5/31/35	$410,289.52	$4,923,474.20
6/1/35 to 7/31/35	$422,598.20	$5,071,178.43
*Landlord shall abate Tenant’s obligation to pay Base Rent with respect to the Expansion Premises for the first (1st) full month through and including the seventh (7th) full month (the “Expansion Premises Rent Abatement”) following the Expansion Premises Commencement Date. If the Expansion Premises Commencement Date is not June 1, 2026, the foregoing rent chart shall be revised accordingly. During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease, as amended by this Amendment, relative to Tenant’s use and occupancy of the Premises, including Tenant’s Share of Direct Expenses and Additional Taxes as set forth in the Lease. Notwithstanding the foregoing, Tenant shall not be entitled to the Expansion Premises Rent Abatement during any period in which there is an existing Event of Default; provided, however, that the abatement shall recommence once the default has been cured and continue until the total abatement amount has been received by Tenant or such earlier date in which the Lease expires or terminates. Tenant shall have the right to convert all or any portion of the Expansion Premises Rent Abatement into additional Tenant Improvement Allowance by giving written notice of such election to Landlord before the entire abatement has been received by Tenant and at least thirty (30) days prior to the abated rent period that Tenant wishes to convert to additional Tenant Improvement Allowance.
(e)
(f)Base Year and Percentage Share for Expansion Premises Term. Commencing on the Expansion Premises Commencement Date, the Base Year used to calculate Tenant’s Share of Direct Expenses for the Expansion Premises shall be the calendar year 2026. Tenant’s Share of Direct Expenses for the Expansion Premises shall be 12.1749%. Notwithstanding anything in this Amendment or the Lease to the contrary, Tenant shall not commence paying its share of Direct Expenses for the Expansion Premises until January 1, 2027, subject to the abatement set forth in Section 7(d) above.
(g)Additional Taxes. Tenant shall pay Additional Taxes for the Expansion Premises during the Expansion Premises Term in accordance with Section 7 of the Eleventh Amendment.
8.Fourth Floor Terrace. Section 9 of the Second Amendment is hereby amended to add the following sentence to the end of Section 9: “Tenant shall be permitted to host one (1) private event for no more than one (1) day on the Terrace per year which day shall be mutually agreed upon by Landlord and Tenant according to Landlord’s building standard procedures to reserve same, and otherwise subject to the terms and conditions of this Section 9. Tenant shall not be required to pay a rental fee for such annual event, however Tenant shall reimburse Landlord for the actual costs incurred by Landlord in connection with security and engineering services related to the event.”
9.Fitness Facility. The Building contains a new fitness facility on the ground floor of the Building (the “Fitness Facility”) for the use of the tenants within the Building. Tenant and Tenant’s employees whose primary office is the Premises when not working remotely from home shall have the right, at no cost, to use the Fitness Facility subject to such rules and regulations as Landlord shall from time to time impose on all tenants of the Building in a non-discriminatory manner. Tenant and its employees shall use the Fitness Facility at its own risk and will provide such reasonable certifications of waiver of liability as Landlord may reasonably request from time to time. Without limiting the generality of the foregoing, each user of the Fitness Facility shall be required to execute and deliver a waiver of liability in a commercially reasonable form to be provided by Landlord. Notwithstanding anything in this Lease to the contrary, Landlord shall have the right at any time, in its sole and absolute discretion, to staff the Fitness Facility (or not) and contract or terminate any party hired in connection therewith.

10.Right of First Offer. Tenant’s right of first offer in Section 7 of the Second Amendment and any other rights of first offer or expansion in the existing Lease are hereby null and void and of no further force or effect. Tenant is hereby granted a new right of first offer by Landlord in accordance with the terms and conditions of this Section 10.
(a)Right of First Offer. Subject to any existing rights held by tenants of the Building as of the Effective Date (including, Landlord’s right to negotiate with each individual tenant terms that may vary from such tenant’s specific option rights but only with respect to the specific space encumbered by such specific tenant’s specific option rights, the “Existing Tenant Rights”), and the terms of this Section 10, Landlord hereby grants to the Original Tenant and any Permitted Transferee a right of first offer (the “ROFO Right”) with respect to any space on the 7th, 12th, 13th and 16th floors of the Building (the “First Offer Space”) (i) that becomes available after the expiration or earlier termination of any lease of the First Offer Space or any portion thereof between Landlord and a third party that exists as of the Effective Date (the “Existing Lease-Up Term”) or, (ii) if such space is vacant as of the Effective Date, that becomes available after the expiration or earlier termination of the lease for the First Offer Space or portion thereof that is entered into after the Effective Date of this Amendment (the “Vacant Lease-Up Term”, and the Existing Lease-Up Term and the Vacant Lease-Up Term are referred to herein as the “Initial Lease-Up Term”, as applicable). For avoidance of doubt, Tenant’s ROFO Right shall become effective only after the expiration or earlier termination of the Initial Lease-Up Term for the applicable First Offer Space.
(b)Procedures and Requirements.
(i)Procedure for Offer. During the Lease Term, Landlord shall promptly deliver to Tenant written notice (the “ROFO Notice”) if one or more suites comprising the First Offer Space will become or is expected to become available for lease to third parties from time to time after the Initial Lease-Up Term. The ROFO Notice shall describe the space so offered to Tenant, including the rentable square feet thereof (the “ROFO Space”) and shall set forth all of Landlord’s proposed terms and conditions (including economic terms) applicable to Tenant’s lease of such space (collectively, the “ROFO Terms”); provided that, the length of the term for such ROFO Space shall be coterminous with the then existing Lease Term and any concessions shall be prorated for Tenant’s remaining Lease Term. In no event shall Landlord have the obligation to deliver a ROFO Notice (and Tenant shall have no right to exercise its right under this Section 10) to the extent that the "ROFO Commencement Date," as that term is defined in Section 10(iv), below, is anticipated to occur by Landlord on or following the date which is three (3) years prior to the expiration of the then Lease Term unless Tenant elects to extend the remaining Lease Term by exercising the Extension Option so that at least three (3) years remain following the ROFO Commencement Date. Notwithstanding anything to the contrary in Section 2 of the Eleventh Amendment, Tenant shall be allowed to exercise the Extension Option earlier than the time period provided in Section 2(c) of the Eleventh Amendment in order to satisfy the requirement on extension in the prior sentence.
(ii)Procedure for Acceptance. If Tenant wishes to exercise Tenant's right of first offer with respect to the space described in the ROFO Notice, then within ten (10) business days of delivery of the ROFO Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant's election to exercise its right of first offer with respect to such portion of the space described in the ROFO Notice as Tenant shall desire to lease (which shall be no less than one suite described therein, except if Landlord has a bona fide offer for multiple suites from a potential tenant, Tenant must exercise the right of first offer to all of the suites in the ROFO Notice that such potential tenant has provided a bona fide offer to lease) on the terms contained in the ROFO Notice and this Section 10. If Tenant does not so notify Landlord within such ten (10) day period, then Landlord shall be free for a period of two hundred seventy (270) days to lease the space described in the ROFO Notice to anyone to whom Landlord desires so long as the net effective rental to be received by Landlord is equal to or greater than ninety-five percent (95%) of the net effective rental (base rent, direct expanses, rent increases, free rent, tenant improvements, etc.) Landlord would receive based on the ROFO Terms and Tenant’s ROFO Right shall thereupon automatically terminate in such case only. If Landlord has not leased the applicable ROFO Space within two hundred seventy (270) days after the date Tenant’s response period expires or if the economic terms offered to a third party are modified so that the net effective rental Landlord would receive is less than ninety-five percent (95%) of the net effective rental Landlord would receive based on the ROFO Terms, then, in either case, Landlord must provide Tenant a new ROFO Notice (with the ROFO Terms modified to be those offered to the third party, if applicable) and Tenant shall again be entitled to exercise its ROFO Right on the terms and conditions provided above; provided that, if the new ROFO Notice is being sent because the net effective rental has been reduced to less than ninety-five percent (95%) of the net effective rental provided in Landlord’s initial ROFO Notice for such ROFO Space, then Tenant shall only have only five (5) business days to respond to such second ROFO Notice for such ROFO Space instead of the ten (10) days provided above for the initial ROFO Notice. Notwithstanding anything to the contrary contained herein, Tenant may elect to exercise its right of first offer with respect to all or any portion of the space offered by Landlord in the ROFO Notice to Tenant, and Tenant shall not be required to lease all of the space described therein, except if Landlord has a bona fide offer for multiple suites from a potential tenant, Tenant must exercise the right of first offer to all of the suites in the ROFO Notice that such potential tenant has provided a bona fide offer to lease (Landlord shall indicate in the ROFO Notice if Landlord has received a bona fide offer to lease multiple suites from a potential tenant and which suites such tenant has made a bona fide offer to lease).
(iii)Other Terms. If the ROFO Right is exercised during the first year of the Expansion Premises Term, the terms for the ROFO Right shall be the same terms as the 10th Floor Space, except the tenant improvement allowance and rent abatement for the applicable ROFO Space shall be prorated based on the term of the Lease for the ROFO Space divided by the Expansion Premises Term. Notwithstanding the foregoing, and except as otherwise set forth in the ROFO Notice or as otherwise agreed to in writing between Landlord and Tenant, Tenant shall take the ROFO Space in its "as is" condition, provided all Base Building Systems serving the ROFO Space shall be delivered in good condition and working order, and the construction of improvements in the ROFO Space shall comply with the terms of Article 8 of this Lease.
(iv)Amendment to Lease. If Tenant timely exercises Tenant's right to lease the ROFO Space as set forth herein, Landlord and Tenant shall within sixty (60) days thereafter execute an amendment to this Lease for such ROFO Space upon the terms and conditions as set forth in the ROFO Notice and this Section 10. The rentable square footage of any ROFO Space leased by Tenant shall be determined by Landlord in accordance with Landlord's then current standard of measurement for the Building.
(v)Tenant shall commence payment of rent for the ROFO Space, and the term of the ROFO Space shall commence (the "ROFO Commencement Date") on the earlier of (a) one hundred eighty (180) days after Landlord delivers occupancy of the ROFO Space to Tenant, or (b) the date on which Tenant commences business operations in the ROFO Space, and shall terminate on the Extended Lease Expiration Date, and shall terminate on the Extended Lease Expiration Date (as the same may be extended pursuant to Section 10(b)(i) above).
(c)No Events of Default. The rights contained in this Section 10 shall be personal to the Original Tenant (and any Permitted Transferee who has taken an assignment of the Lease), and may only be exercised by an Original Tenant and any such Permitted Transferee assignee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in the Lease), and may only be exercised by an Original Tenant and any such Permitted Transferee assignee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in the Lease) if such Original Tenant or Permitted Transferee occupies at least fifty percent (50%) of Premises as of the date of Tenant’s exercise of its ROFO Right and has not sublet more than fifty percent (50%) of the rentable square footage of the Premises. Tenant shall not have the right to lease First Offer Space, as provided in this Section 10(c), if, as of the date of the attempted exercise of any right of first offer by Tenant, or, at Landlord's option, as of the scheduled date of delivery of such ROFO Space to Tenant, an uncured Event of Default exists under the Lease or if more than one monetary Event of Default has occurred within the twelve (12) month period immediately preceding the exercise of the ROFO Notice.
(d)Right of First Offer for 10th Floor. Upon the 10th Floor Space becoming part of the Expansion Premises in accordance with this Amendment, Tenant shall be leasing the entire 10th floor of the Building and, therefore, the right of first offer in Section 7 of the Second Amendment (as amended, including as amended by Section 12 of the Eleventh Amendment) shall no longer be applicable to space on the 10th floor of the Building and such space on the 10th floor of the Building shall no longer be part of the First Offer Space.
11.Expansion Option. Subject to any existing rights held by tenants of the Building as of the Effective Date (including, Landlord’s right to negotiate with each individual tenant terms that may vary from such tenant’s specific option rights but only with respect to the specific space encumbered by such specific tenant’s specific option rights) and the terms of this Section 11, Landlord hereby grants to the Original Tenant and any Permitted Transferee an expansion option (the “Expansion Option”) with respect to any space on the 7th, 13th and 16th floors of the Building (the “Expansion Option Space”) that becomes available between the Effective Date of this Amendment and the date that is the last day of the sixth (6th) month thereafter (the “Expansion Option Term”). The Expansion Option shall terminate and be of no further force and effect upon the expiration of the Expansion Option Term.
(a)Procedure for Exercise of Expansion Option. If during the Expansion Option Term, Landlord shall receive a bona fide letter of intent or other written expression of interest to lease the Expansion Option Space, or any portion thereof (an “Offer to Lease Expansion Space”), Landlord shall give Tenant written notice (the “Expansion Space Notice”) that Landlord has received an Offer to Lease Expansion Space. The Expansion Space Notice shall describe the Expansion Option Space that is subject to the Offer to Lease Expansion Notice, including the rentable square feet thereof (the “Expansion Space”). If Tenant wishes to exercise the Expansion Option with respect to the Expansion Space described in the Expansion Space Notice, then within five (5) business days of delivery of the Expansion Space Notice to Tenant, Tenant shall deliver notice (the “Exercise Notice”) to Landlord of Tenant's election to exercise the Expansion Notice with respect to the entire space described in the Expansion Space Notice on the terms contained in this Section 11. If Tenant does not deliver the Exercise Notice to Landlord within such five (5) business day period, then Landlord shall be free to lease the Expansion Space described in the Expansion Space Notice to anyone to whom Landlord desires, and Tenant’s Expansion Option as to the Expansion Space described in the Expansion Space Notice shall terminate.
(b)Expansion Space Terms. If the Expansion Option is exercised as set forth in Section 11(a) above, the terms for the lease of the Expansion Space shall be the same terms as the 10th Floor Space, except the tenant improvement allowance and rent abatement for the applicable Expansion Space shall be prorated based on the term of the Lease for the Expansion Space divided by the Expansion Premises Term, and the length of the term for such Expansion Space shall be coterminous with the then existing Lease Term.

(c)Amendment to Lease. If Tenant timely exercises the Expansion Option as to the Expansion Space as set forth herein, Landlord and Tenant shall within sixty (60) days thereafter execute an amendment to this Lease for such Expansion Space upon the terms and conditions set forth in this Section 11. The rentable square footage of any Expansion Space leased by Tenant shall be determined by Landlord in accordance with Landlord's then current standard of measurement for the Building. Tenant shall commence payment of rent for the Expansion Space, and the term of the Expansion Space shall commence (the “Expansion Space Commencement Date”) on the date that is one hundred eighty (180) days after Landlord delivers occupancy of the Expansion Space to Tenant.
(d)No Events of Default. The rights contained in this Section 11 shall be personal to the Original Tenant (and any Permitted Transferee who has taken an assignment of the Lease), and may only be exercised by an Original Tenant and any such Permitted Transferee assignee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in the Lease), and may only be exercised by an Original Tenant and any such Permitted Transferee assignee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in the Lease) if such Original Tenant occupies at least fifty percent (50%) of the Premises as of the date of Tenant’s exercise of the Expansion Option and has not sublet more than fifty percent (50%) of the rentable square footage of the Premises. Tenant shall not have the right to lease the Expansion Option Space, as provided in this Section 11(d), if, as of the date of the attempted exercise of the Expansion Option by Tenant, or, at Landlord's option, as of the scheduled date of delivery of such Expansion Space to Tenant, an uncured Event of Default exists under the Lease or if more than one monetary Event of Default has occurred within the twelve (12) month period immediately preceding the exercise of the ROFO Notice.
12.Parking. As of the Expansion Premises Commencement Date, in addition to Tenant’s parking rights set forth in Section 14 of the Eleventh Amendment, Tenant shall have the right to park, on an unreserved and non-exclusive basis, an additional fourteen (14) (the “Expansion Space Parking Space Allotment”) standard sized passenger automobiles (for example, cars, SUVs, mini-vans and standard size pick-up trucks) in the parking facility (the “Parking Facility”) serving the Building, subject to payment of the prevailing monthly rate charged by Landlord (which is currently $425 per space, but subject to change from time to time), Landlord’s rights pursuant to the remainder of this Section and such commercially reasonable rules and regulations as Landlord may establish from time to time. Such parking shall be in non-exclusive, unassigned spaces on a self-park, attendant-park, valet or other basis, as from time to time prescribed by Landlord. Tenant shall not use the Parking Facilities for the servicing or extended storage of vehicles. Tenant shall not assign, sublet or transfer any permits hereunder, except in connection with any assignment or sublease permitted pursuant to Article 14 of the Lease where parking is provided for in the sublease or assignment. Landlord reserves the right to institute either a Parking Facilities operator system, which may include self-park, attendant-park, valet or other parking arrangements, or to otherwise reasonably change the parking system. Tenant and its employees shall observe reasonable safety precautions in the use of the Parking Facilities or any other parking area and shall at all times abide by all rules and regulations governing the use of the Parking Facilities of which they receive notice. Tenant acknowledges that particular parking facilities, areas or spaces may be designated for exclusive use by particular tenants, occupants, visitors or other users, either generally or at particular times, and Tenant shall comply with all such designations and cause its employees, visitors and other invitees to do the same. Landlord reserves the right to close the Parking Facilities or any other parking area during periods of unusually inclement weather or for alterations, improvements or repairs. Landlord does not assume any responsibility, and shall not be held liable, for any damage or loss to any automobile or personal property in or about the Parking Facilities. Landlord shall not be liable to Tenant and this Lease shall not be affected if any parking rights hereunder are impaired by any Applicable Laws imposed after the Expansion Premises

Commencement Date. Landlord reserves the right to determine whether the Parking Facilities are becoming crowded and to allocate and assign parking spaces among Tenant and the other tenants provided that the Expansion Space Parking Space Allotment will not be reduced thereby.
13.Signage. Tenant shall retain Tenant’s signage rights set forth in the Lease for the Premises; provided, however, that Tenant may also install branded signage by the high-rise elevator bank in the Building, in a location mutually agreed to by Landlord and Tenant.
14.Holding Over. The first sentence of Article 16 (Holding Over) is hereby and amended in its entirety by the following: “If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case the Base Rent shall be payable at a monthly rate equal to the product of (a) the Base Rent applicable during the last rental period of the Lease Term under this Lease, and (b) a percentage equal to 150%.”
15.Letter of Credit. Landlord and Tenant acknowledge that the current L-C Amount under the Lease is One Hundred Thousand and 00/100 Dollars ($100,000.00) and Landlord is holding a L-C in such amount.
16.ACMs in the Expansion Premises. Tenant acknowledges and agrees that (a) the Project was constructed at a time when asbestos was commonly used in construction, (b) asbestos and asbestos-containing materials (collectively, “ACM”) may be present in the columns, core walls, mastic, and underneath windows within the Expansion Premises, and (c) airborne asbestos fibers may be released and result in a potential health hazard if proper ACM containment, remediation and abatement procedures are not observed. In connection with any modifications, alterations or improvements contemplated to be performed by Tenant in the Expansion Premises, Tenant (including its contractors and other agents) shall consult with Landlord and Landlord's asbestos consultant concerning appropriate procedures to be followed in connection with ACM prior to performing any such work in the Expansion Premises. If Tenant’s initial modifications, alterations or improvements to the Expansion Premises made within twelve (12) months of the Expansion Premises Delivery Date require the abatement of any ACM (“ACM Work”), Tenant shall abate such ACM and Landlord shall reimburse Tenant for the actual third-party costs incurred by Tenant following the completion of such ACM abatement by Tenant. If Tenant performs any work in the Expansion Premises which impacts ACM, Tenant (including its contractors and other agents) shall comply with all applicable laws, rules, regulations and other governmental requirements, as well as all directives of Landlord and Landlord's asbestos consultant, relating to ACM. At Landlord’s expense, Landlord and Landlord's asbestos consultant shall have the right to supervise and direct any ACM-related aspects of Tenant's contemplated work in the Expansion Premises (provided that such supervision and direction shall not relieve Tenant from its obligations hereunder, nor impose any affirmative obligation on Landlord to provide such supervision or direction, and provided further that Landlord shall not unreasonably interfere with or delay the progress of Tenant’s improvements). In connection with any such work that may affect ACM in the Expansion Premises, Landlord shall have the right at any time to cause Tenant to immediately stop such work if such work has not been approved in writing by Landlord to the extent required by and pursuant to the Tenant Work Letter attached hereto as Exhibit B or Article 8 of the Lease or if such work has deviated from the Approved Working Drawings with regards to work under the Tenant Work Letter. With respect to the Expansion Premises, this Section 16 shall supersede any inconsistent provisions in the Lease (including without limitation the Second Amendment and the Work Letter and the 7th Amendment) with respect to ACM or ACCM.

/s/ Ted Koltis            /s/ Hugo De La Torre
Landlord's Initials        Tenant's Initials
17.Tenant Improvements. Tenant shall have the right to construct the Tenant Improvements pursuant to the terms and conditions of the Tenant Work Letter attached hereto as Exhibit B.
18.Proposition 8 Protection. Section 8 of the Eleventh Amendment is hereby deleted in its entirety and replaced with this Section 18. In the event that Landlord receives a Proposition 8 reduction in Tax Expenses attributable to any applicable Base Year during the Lease Term, then Tax Expenses for the Base Year and any subsequent year shall be computed as if no Proposition 8 tax reduction was obtained during the Base Year and any subsequent year. In the event that Landlord receives a Proposition 8 reduction in Tax Expenses during the Lease Term attributable to any year after the Base Year (as applicable in this Amendment or any subsequent amendment to the Lease), but not for the Base Year, and Tenant has paid Landlord Tenant’s Share of increases in Tax Expenses for such year based on Tax Expenses calculated prior to such Proposition 8 reduction, then Landlord shall recalculate Tenant’s Share of Tax Expenses based on such Proposition 8 reduction; provided that, Landlord shall be allowed to include in the Tax Expenses all costs incurred by Landlord in obtaining such Proposition 8 reduction. The difference between what Tenant has actually paid for Tenant’s Share of Tax Expenses and Tenant’s Share of Tax Expenses recalculated in accordance with the prior sentence for such year shall be referred to herein as the “Proposition 8 Credit.” In the year that Landlord receives the refund of the Proposition 8 reduction amount, Landlord shall provide Tenant with a credit against Tenant’s Share of Tax Expenses in the amount of the Proposition 8 Credit. Landlord and Tenant acknowledge that this Section 8 is not intended to in any way (a) affect the inclusion of any increase in Tax Expenses pursuant to the terms of Proposition 13, or (b) result in Tenant receiving a credit against Tenant’s Share of Direct Expenses because of any reduction in Tax Expenses, except for any Proposition 8 Credit provided for in this Section 18.
19.Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment, excepting only Jones Lang LaSalle (“Landlord’s Broker”) which has acted as broker for Landlord and CBRE which has acted as broker for Tenant on this Amendment (“Tenant’s Broker” and collectively with Landlord’s Broker, as the “Brokers”). It is understood that Landlord shall pay the Brokers pursuant to separate agreements. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) (collectively, “Claims”) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, occurring by, through, or under the indemnifying party; provided, however, that Landlord shall indemnify Tenant for any such Claims arising from Landlord’s Broker with respect to this Amendment and if Landlord fails to pay Tenant’s Broker pursuant to a separate agreement between Landlord and Tenant’s Broker.
20.Subordination. Landlord represents and warrants to Tenant that as of the date of this Amendment there is no debt, financing or ground lease affecting the Building. Notwithstanding anything in the Original Lease to the contrary, Tenant’s subordination to any future ground lease, deed of trust or mortgage shall be conditioned upon Tenant receiving a subordination, non-disturbance and attornment agreement from such superior interest holder on the standard form used by such superior interest holder which provides, among other things, that

Tenant shall not be disturbed in its use of the Premises pursuant to this Lease so long as there is no existing Event of Default under the Lease.
21.Interpretation. Capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Lease, provided however, that in the case of any conflict, uncertainty or ambiguity that may arise when interpreting the provisions of the Lease and the provisions set forth in this Amendment, the provisions of this Amendment shall be controlling for the purpose of resolving any such conflict, uncertainty or ambiguity.
22.Ratification of Lease Terms. Notwithstanding any term or provision of the Lease, the provisions of this Amendment shall amend, modify and supersede the terms of the Lease. If there is any conflict between the Lease and this Amendment, this Amendment shall control. All other non-conflicting terms, provisions, covenants and conditions of the Lease and all exhibits and addendum thereto shall continue in full for and effect and are hereby ratified by the parties hereto.
23.Entire Agreement. This Amendment sets forth the entire understanding of the parties in connection with the subject matter hereof. There are no agreements between Landlord and Tenant relating to the Lease or the Premises other than those set forth in writing and signed by the parties. Neither party hereto has relied upon any understanding, representation or warranty not set forth herein, either oral or written, as an inducement to enter into this Amendment.
24.Authority. Each party represents that each of the individuals executing this Amendment on behalf of such party has been authorized to do so and has the power to bind the party for whom they are signing. Landlord represents and warrants that no consent or approval of any third party is required for Landlord to enter into this Amendment under any agreement or instrument by which Landlord is bound.
25.Method of Execution. This Amendment will be executed and delivered via Docusign.
26.CASp Disclosure. Pursuant to California Civil Code Section 1938, Landlord hereby discloses, and Tenant hereby acknowledges, that neither the Project, nor the Building, nor the Existing Premises or the Expansion Premises has been inspected by a Certified Access Specialist (“CASp”). California Civil Code Section 1938 also requires that this Amendment contain the following statement:
“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs to correct violations of the construction related accessibility standards within the premises.”
In accordance with the foregoing, Tenant, upon at least thirty (30) days’ prior written notice to Landlord, shall have the right to require a CASp inspection of the Premises. If Tenant requires a CASp inspection of the Premises, then: (i) Landlord and Tenant shall mutually agree on the arrangements for the time and manner of the CASp inspection during such thirty (30) day period; (ii) Tenant shall be solely responsible to pay the cost of the CASp inspection as and when required by the CASp; and (iii) the cost of making any repairs to correct violations of the construction related accessibility standards within or relating to the Premises shall be paid by Landlord and Tenant, respectively, in accordance with such party’s respective compliance with law obligation under the Lease.
[Signature page follows]

IN WITNESS WHEREOF, this Amendment is made as of the day and year first above written.

LANDLORD:

Columbia REIT – 221 Main Street, LP,
a Delaware limited partnership

By:    Columbia REIT – 221 Main Street GP, LLC,
    a Delaware limited liability company, its general partner

By:    Columbia Property Trust Operating Partnership,     L.P., a Delaware limited partnership, its sole
    member

By:    Columbia Property Trust, Inc.,
a Maryland corporation, its general partner

By:    /s/ Ted Koltis
Name:    Ted Koltis
Title:    EVP

[Tenant’s Signature Block on Next Page]

TENANT: DOCUSIGN, INC., a Delaware corporation By: /s/ Hugo De La Torre Name: Hugo De La Torre Title: Chief Accounting Officer

EXHIBIT A-1

10th Floor Space Floor Plan

[See Attached]

EXHIBIT A-2

11th Floor Space Floor Plan

[See Attached]

EXHIBIT B

221 MAIN STREET

TENANT WORK LETTER

[See Attached]

EXHIBIT 1
WORK LETTER
CONSTRUCTION RULES
[SEE ATTACHED]

EXHIBIT 2

LANDLORD INSURANCE REQUIREMENTS
REGARDING CONSTRUCTION

[SEE ATTACHED]